Exhibit 99.1


       Datastream Systems, Inc. Reports Second Quarter Results


    GREENVILLE, S.C.--(BUSINESS WIRE)--July 22, 2003--

Datastream 7i Helps Company Deliver Fifth Consecutive Profitable
Quarter and 11th Consecutive Quarter of Positive Cash Flow from
Operations

    Datastream Systems, Inc. (Nasdaq: DSTM) today announced results for the company's second quarter ended June 30, 2003.
    Total revenues for the second quarter of 2003 were $23.4 million compared with $22.8 million for the second quarter of the prior year, representing a 3% increase. Total software license revenues for the second quarter of 2003 were $6.3 million compared to $6.8 million for the second quarter of the prior year, representing a 7% decrease. Net income for the second quarter of 2003 was $1.2 million compared with net income of $372,290 for the same period last year. Basic and diluted earnings per share were $0.06 per share for the second quarter of 2003 compared with $0.02 per share for the same period last year.
    Sequentially, second quarter 2003 total revenues increased 3% from first quarter 2003 revenues of $22.8 million. Second quarter 2003 software license revenues decreased 3% from first quarter 2003 total software license revenues of $6.5 million. Net income for the second quarter 2003 increased 25% from net income of $957,738, or $0.05 per share, in the first quarter of 2003.
    Larry Blackwell, Datastream's chief executive officer, commented, "Although a challenging quarter for us, we are pleased to deliver our fourth consecutive quarter of annual earnings and revenue growth, and we are cautiously optimistic about our prospects for continued growth from our Asset Performance Management offering."
    The company's cash and cash equivalents totaled $40.8 million at June 30, 2003, an increase of 9% from $37.3 million at March 31, 2003 and a 32% increase from $31.0 million at June 30, 2002. Days sales outstanding, or DSOs, were at 65 days for the second quarter 2003, an improvement of three days over the first quarter 2003 and eight days over the second quarter of 2002. Net cash provided by operating activities for the second quarter 2003 was approximately $3.4 million, representing the 11th consecutive quarter of positive operating cash flow.
    Datastream 7i license sales were $3.6 million in the second quarter of 2003, representing a 14% decrease from the first quarter of 2003 and a 4% decrease in Datastream 7i license revenue from the same quarter of 2002. For the second quarter 2003, Datastream 7i license revenue represented 58% of the company's license revenue mix, up from 55% of the license revenue mix for the same quarter of 2002.
    The company expects to generate earnings per share between $0.04 and $0.06 in the third quarter 2003 and earnings per share between $0.20 and $0.24 for the fiscal year 2003.

    Conference Call

    Datastream will host a conference call today at 4:45 p.m., EDT with any and all interested persons to review its performance and discuss its financial expectations and strategic direction. Please dial 1-800-915-4836 and ask for the Datastream teleconference. For international callers, the dial-in number is 1-973-317-5319. The replay will be available from 6:00 p.m., EDT on July 22, 2003 until 11:59 p.m., EDT on July 24, 2003. The dial-in number for the replay is 1-800-428-6051 and the pass code is 286208. For international callers, the dial-in for the replay is 1-973-709-2089. Datastream's conference call will be accessible today via live audio Webcast at 4:45 p.m., EDT at www.datastream.net/investor.

    About Datastream Systems, Inc.

    Datastream Systems, Inc. (NASDAQ: DSTM) provides Asset Performance Management software and services to enterprises worldwide, including more than 65 percent of the Fortune 500. Datastream's solutions combine world-class asset management functionality with advanced analytics to deliver a powerful platform for optimizing enterprise asset performance.
    By using Datastream's solutions, customers can maintain and manage capital assets - such as manufacturing equipment, vehicle fleets and buildings - and create analyses and forecasts so they can take action to improve future performance. Datastream's flagship product, Datastream 7i, delivers a complete Asset Performance Management infrastructure by combining an Internet architecture with broad enterprise asset management functionality, integrated procurement, advanced analytics and multi-site capability.
    Datastream was founded in 1986 and has customers in more than 140 countries. For more information, visit www.datastream.net.

    Datastream and Datastream 7i are marks of Datastream Systems, Inc. ("Datastream" or the "Company") or its subsidiaries. All other products or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

    This press release contains forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: increasing competition in the markets in which the Company competes; the stability of certain of the Company's strategic relationships, including those with suppliers of maintenance, repair and operations parts; the ability of the Company to: sell larger and more complex software solutions, successfully transition to the development of further Internet-based products, successfully implement an application service provider business model, enhance its current products and develop new products that address technological and market developments; and other risk factors listed from time to time in Datastream's SEC reports, including, but not limited to the "Risk Factors" contained in Datastream's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Datastream does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company's expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based.



              DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES
                Consolidated Statements of Operations
                             (unaudited)

                    Three Months Ended              Six Months Ended
                        June 30,                        June 30,
                      2003        2002             2003           2002
Software
  product      $ 6,271,635 $ 6,838,414    $  12,793,281  $  12,630,813
Services and
  support       17,116,924  15,975,126       33,379,510     31,779,725

Total
  revenues      23,388,559  22,813,540       46,172,791     44,410,538
Cost of
  software
  product          382,218     265,404          602,948        625,539
Cost of
  services
  and support    7,550,852   7,811,020       15,109,137     15,742,187

Cost of sales    7,933,070   8,076,424       15,712,085     16,367,726
  Gross
    profit      15,455,489  14,737,116       30,460,706     28,042,812
Operating
  expenses:
 Sales &
   marketing     7,975,082   8,926,243       15,226,354     16,846,238
 Research &
  development    3,019,990   2,624,870        5,890,310      5,301,298
General &
  administra-
  tion           2,690,858   2,696,492        6,196,952      5,515,275

Operating
  expenses      13,685,930  14,247,605       27,313,616     27,662,811
Operating
  income         1,769,559     489,511        3,147,090        380,001
Other income,
   net             144,849      83,401          240,901        144,887
Income before
  provision
  for income
  taxes          1,914,408     572,912        3,387,991        524,888
 Provision
  for income
  taxes            746,619     200,622        1,262,464        181,893
Net income    $  1,167,789   $ 372,290      $ 2,125,527  $     342,995
Basic net
  income
  per share  $         .06  $      .02  $           .11   $        .02

Diluted net
  income
  per share   $        .06  $      .02  $           .10   $        .02

Basic
  weighted
  average
  common
  shares
  outstanding   20,085,679  20,165,733       20,051,459     20,155,510

Diluted
  weighted
  average
  common
  shares
  outstanding   20,762,635  20,628,580       20,472,336     20,645,798


               DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES
                 Condensed Consolidated Balance Sheets
                              (unaudited)

ASSETS
                                        June 30,          December 31,
                                            2003                 2002

Cash and cash equivalents           $    40,805,878  $     34,721,471
Accounts receivable, net                 16,992,160        18,116,426
Unbilled receivables, net                 1,263,341         2,003,107
Other current assets                      3,360,659         3,999,399
Total current assets                     62,422,038        58,840,403
Investments                               2,000,000         2,000,000
Net property and equipment               11,148,717        10,696,968
Deferred income taxes, net                5,287,633         5,287,633
Other intangible assets                     153,757            83,758

Total assets                          $  81,012,145     $  76,908,762


LIABILITIES AND STOCKHOLDERS' EQUITY

                                        June 30,          December 31,
                                            2003                 2002

Deferred revenue                    $   16,740,857   $     15,105,756
Other current liabilities               11,549,200         12,261,724
Total stockholders' equity              52,722,088         49,541,282

Total liabilities and
  stockholders' equity              $   81,012,145    $    76,908,762


               DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES
            Condensed Consolidated Statements of Cash Flows
                              (unaudited)

                                                Six Months Ended
                                                    June 30,
                                                  2003            2002

Cash flows from operating activities:
Net income                                $  2,125,527    $    342,995
Adjustments to reconcile net income to
  net cash provided from operating
  activities:
Depreciation                                 1,838,078       2,071,502
Other operating activity adjustments         3,355,350       4,341,604
Net cash provided by operating activities    7,318,955       6,756,101
Net cash used in investment activities     (2,289,827)       (727,796)

Net cash provided by financing activities      964,372          29,136
Foreign currency translation adjustment         90,907       (450,406)

Net increase in cash and cash equivalents    6,084,407       5,607,035
Cash and cash equivalents at
  beginning of period                       34,721,471      25,396,939
Cash and cash equivalents at end of period$ 40,805,878  $   31,003,974



    CONTACT: SparkSource
             Andy Murphy, 781-274-6061 x208
             investor@datastream.net